Exhibit 99.2

FOR IMMEDIATE RELEASE

The Community Financial Corporation announces it will acquire County First Bank, deepening its strong presence in Charles, St. Mary’s and Calvert County, MD

Waldorf, MD July 31, 2017 – The Community Financial Corporation (NASDAQ: TCFC), the holding company for Community Bank of the Chesapeake, and County First Bank (OTCQB: CUMD) today jointly announced that they have signed a definitive agreement pursuant to which County First Bank, headquartered in La Plata, MD, will be merged with and into Community Bank of the Chesapeake.

Under the terms of the merger agreement, which was unanimously approved by the Boards of Directors of each company, upon completion of the merger, County First Bank shareholders will be entitled to receive 0.9543 shares of The Community Financial Corporation common stock and $1.00 in cash for each share of County First Bank common stock they hold. County First shareholders may also receive, in the aggregate, additional contingent cash consideration of up to $2,154,303 (representing a maximum potential per share value of $2.24) based upon the resolution of certain identified assets prior to closing. There can be no assurance that County First will sell, resolve or otherwise dispose of any of the identified assets or that County First shareholders will receive any contingent cash consideration.

Based on the closing price of the Community Financial Corporation common stock on July 28, 2017, the value of the transaction is approximately $34.3 million excluding any potential contingent cash consideration.

“We have admired County First for quite some time and are excited to now be able to partner with them,” stated William J. Pasenelli, Chief Executive Officer of Community Bank of the Chesapeake. “Our organizations share many common attributes, including an intense focus on the employee and customer experience. The transaction will further strengthen Community Bank of the Chesapeake’s position as the number one deposit holder in the tri-county area. We are looking forward to working with the County First team to make this new partnership a success for our employees, customers, shareholders and communities.”

"We are very pleased to be joining such a robust and well-run organization,” said Doug Mitchell, President and Chief Executive Officer of County First Bank. “The combined entity will help us better serve our customers."

Founded in 1990, County First has deposits of $209 million and loans of $156 million, as of June 30, 2017. County First operates two branches in Charles County, two branches in St. Mary’s County and one branch in Calvert County. When the transaction is consummated, Community Bank of the Chesapeake will have approximately $1.6 billion in assets.

The transaction is expected to close in the fourth quarter of 2017 or early in the first quarter of 2018, and is subject to customary closing conditions, including approval by bank regulatory authorities and County First shareholders. Until the transaction closing date, each institution will continue serving customers and daily operations as usual.

Keefe, Bruyette & Woods, Inc. and RP Financial LC. acted as financial advisors to The Community Financial Corporation. Kilpatrick, Townsend & Stockton LLP served as legal counsel to The Community Financial Corporation. Boenning & Scattergood, Inc. acted as financial advisor to County First Bank. Hunton & Williams LLP served as legal counsel to County First Bank.

ABOUT THE COMMUNITY FINANCIAL CORPORATION

Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets over $1.3 billion. Through its main office in Waldorf, MD, 11 branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland and Central Park and Fredericksburg, Virginia and with five dedicated commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

ABOUT COUNTY FIRST BANK

County First Bank, founded in 1990 and headquartered in La Plata, MD, is a full-service business and retail banking institution. County First Bank serves the community throughout Southern Maryland through its five branch locations in La Plata, Waldorf, New Market, Prince Frederick and California, MD. As of December 31, 2016, County First Bank total assets were approximately $224 million. To learn more about County First Bank, please visit www.countyfirstbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, those relating to The Community Financial Corporation, Community Bank of the Chesapeake’s and County First Bank’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations. These forward looking statements may also include: management’s plan relating to the transaction; the expected completion of the transaction; the payment of any contingent cash consideration in the transaction; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the transaction; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements, or industry results, expressed or implied by these forward-looking statements.

In addition to factors previously disclosed in The Community Financial Corporation’s reports filed with the Securities and Exchange Commission including those we file with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016, and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in The Community Financial Corporation’s and Community Bank of the Chesapeake’s operating or expansion strategy; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; the effects of future economic, business and market conditions; weaker than anticipated market conditions in our primary market areas; changes in interest rates; governmental monetary and fiscal policies; changes in prices and values of real estate; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, including changes in the cost and scope of FDIC insurance; the failure of assumptions regarding the levels of non-performing assets and the adequacy of the allowance for loan losses; possible adverse rulings, judgments, settlements and other outcomes of pending litigation; the ability of Community Bank of the Chesapeake and County First Bank to collect amounts due under loan agreements; changes in consumer preferences; liquidity risks through an inability to raise funds through deposits, borrowings or other sources, or to maintain sufficient liquidity at the Company separate from the Bank’s liquidity; volatility in the capital and credit markets; effectiveness of Community Bank of the Chesapeake’s interest rate risk management strategies; the ability to obtain regulatory approvals and meet other closing conditions to the transaction, including approval by County First Bank’s shareholders on the expected terms and schedule; delay in closing the transaction; difficulties and delays in integrating the County First Bank’s business or fully realizing cost savings and other benefits of the transaction in the expected timeframes, if at all; business disruption following the transaction; inflation; customer acceptance of Community Bank of the Chesapeake’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; and the introduction, withdrawal, success and timing of business initiatives.

You are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Any forward-looking statement speaks only as of the date of this Report, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this Report. Forward-looking statements regarding the transaction are based upon currently available information.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts, and may not reflect actual results.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made pursuant to and in compliance with Rules 165 and 425 of the Securities Act of 1933 and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. In connection with the proposed transaction, The Community Financial Corporation and County First Bank will file a proxy statement/prospectus as part of a registration statement on Form S-4 that The Community Financial Corporation will file with the SEC regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about The Community Financial Corporation and County First Bank and the proposed transaction. The final proxy statement/prospectus will be mailed to shareholders of County First Bank. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus as well as other filings containing information about The Community Financial Corporation, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by The Community Financial Corporation. You will also be able to obtain these documents, when they are filed, free of charge, from The Community Financial Corporation at www.cbtc.com under the heading “About Us” and then under the Investor Relations menu. Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to The Community Financial Corporation, Attn: Shareholder Relations 3035 Leonardtown Road, Waldorf, MD 20601 or by calling 240-427-1036, or to County First Bank, Attn: Karen Zamostny 202 Centennial Street, P. O. Box 2752, La Plata, MD 20646 or by calling (301) 934-2265.

PARTICIPANTS IN THE SOLICITATION

The Community Financial Corporation and County First Bank and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of County First Bank in connection with the proposed transaction. Information about the directors and executive officers of The Community Financial Corporation and their ownership of The Community Financial Corporation common stock is set forth in the proxy statement for The Community Financial Corporation’s 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A on March 30, 2017. Information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s Web site at www.sec.gov and from The Community Financial Corporation’s website at www.cbtc.com.

Contacts:

Name: William J. Pasenelli

Title: Chief Executive Officer

Community Bank of the Chesapeake

Phone: 240-427-1033

Email: wpasenelli@cbtc.com

Name: Douglas T. Mitchell

Title: President & Chief Executive Officer

County First Bank

Phone: (240) 523-2131

Email: dmitchell@countyfirstbank.com

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